Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Presents Talabostat’s Novel Dual Mechanism of Action During Research and Development Day

BOSTON--(BUSINESS WIRE)--April 26, 2006--Point Therapeutics, Inc. (NASDAQ:POTP) presented preclinical data further elucidating talabostat’s novel dual mechanism of action during a Company Research and Development Day on April 25, 2006 in New York City. Talabostat is a targeted agent that inhibits dipeptidyl peptidases (DPPs), which are enzymes that regulate biological processes, including tumor growth and immune responses. As a stromal targeted agent, talabostat inhibits fibroblast activation protein (FAP), a DPP that has been shown to contribute to tumor growth. Yesterday, the company also announced that talabostat targets DPP 8 and DPP 9, which have been demonstrated to enhance immune functions in preclinical studies. Talabostat’s novel dual mechanism of action introduces a potential new approach for the treatment of cancer.

FAP is expressed in the stroma, or connective tissue, of more than 90 percent of epithelial carcinomas, including non-small cell lung, pancreatic, colorectal, ovarian and breast cancers as well as melanoma and some bone and soft tissue sarcomas. Peer-reviewed data from the Fox Chase Cancer Center suggest that talabostat, a high affinity inhibitor of FAP, can suppress tumor growth via FAP inhibition in mouse models.

New preclinical data presented at yesterday’s R&D Day show that talabostat’s inhibition of two other important DPPs, DPP 8 and DPP 9, may enhance immune functions and promote the body’s natural ability to fight cancer. The preclinical data demonstrate that DPP 8 and DPP 9 inhibition may cause the activation of caspase-1 which leads to an increase in a key cytokine, interleukin-1beta (IL-1beta). By its ability to activate caspase-1 with the resultant induction of IL-1beta) , talabostat can stimulate the production of cytokines and chemokines that are known to promote anti-tumor responses by both the innate branch of the immune system involving neutrophils, macrophages and natural killer cells, and the adaptive branch involving tumor-specific T lymphocytes. Collectively, cytokines and chemokines maintain and regulate the function of the immune system.

“These proof of concept data are important because they validate a preclinical mechanism that is quite unique in oncology. The very nature of talabostat’s dual mechanism of action speaks to its potential versatility as a targeted agent with broad utility in several different cancers,” said Dr. Charles Dinarello. Dr. Dinarello is a Professor of Medicine at the University of Colorado School  of Medicine. An expert on IL-1, Dr. Dinarello also serves on the Company’s Scientific Advisory Board.

“We are very excited by these data because they speak to the potential efficacy of inhibiting key DPPs to treat cancer—a novel approach to treating the disease,” said Dr. Barry Jones, Senior Vice President and Chief Scientific Officer at Point Therapeutics. “To my knowledge, talabostat is the first DPP inhibitor being developed for the treatment of cancer. To date, talabostat has been studied in more than 500 people, including two ongoing Phase 3 studies for non-small cell lung cancer and Phase 2 studies for chronic lymphoid leukemia, metastatic melanoma, and pancreatic cancer.”

Preclinical Studies Support Talabostat's Dual Mechanism of Action

Preclinical Studies Indicate Tumor-Targeted FAP Inhibition
Talabostat Inhibits FAP Enzymatic Activity Thereby Suppressing Tumor Growth
Tumor Stromal Fibroblasts
(FAP expression)
Talabostat
FAP Breakdown of Extracellular Matrix
FAP Activation of Latent Growth Factors
Induction of FAP by Tumor
Tumor
FAP-Mediated Intravasation into Circulation
Preclinical Studies Demonstrate Talabostat's Targeted Immunostimulation
IL-1β
Talabostat
Macrophage (DPP 8/9)
Stromal Fibroblasts
Inhibition of DPP 8/9 by Talabostat Induces an IL-1β Response (via Caspase-1) in the Stroma of Tumor & Lymph Nodes
Cytokines & Chemokines
INNATE IMMUNITY
ACQUIRED IMMUNITY
Neutrophils
Macrophages
Natural Killer Cells
Cytolytic T-Lymphocytes
Memory Cells
Chemokines
Chemokines
Tumor

Talabostat's dual mechanism of action introduces a novel approach to the treatment of cancer because it combines both tumor-targeted and immunostimulatory activity in a single oral agent. Preclinical studies suggest that talabostat is an oral DPP inhibitor with anti-tumor activity achieved by targeting tumor stromal FAP and macrophage-associated DPP 8 and DPP 9. Inhibition of FAP can suppress tumor growth, and inhibition of DPP 8 and 9 can stimulate innate and adaptive immune responses that kill tumor cells.
(Graphic: Business Wire)

A replay of the company’s Web cast and copies of the presentation can be downloaded on the corporate Web site, www.pther.com

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's annual report on Form 10-K for the year ended December 31, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

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